                                FOURTH AMENDMENT

         FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2005 ("Fourth Amendment"), by and among Pearl Senior Care, Inc., a Delaware corporation ("PSC"), PSC Sub, Inc., a Delaware corporation and wholly-owned direct Subsidiary of PSC ("PSC Sub"), Beverly Enterprises, Inc., a Delaware corporation (the "Company") and, solely for purposes of Article 9 of the Merger Agreement (as hereinafter defined) and Article 4 of this Fourth Amendment, Geary Property Holdings LLC, a Delaware limited liability company ("GPH").

         WHEREAS, PSC, PSC Sub, the Company and GPH are parties to an Agreement and Plan of Merger dated as of August 16, 2005, as amended by the First Amendment thereto, dated as of August 23, 2005, the Second Amendment thereto, dated as of September 22, 2005, and the Third Amendment, dated as of November 20, 2005 (as so amended, the "Merger Agreement") (capitalized terms used but not defined herein shall have the definitions given to them in the Merger Agreement);

         WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement, as set forth herein;

         WHEREAS, the respective Boards of Directors of PSC, PSC Sub and the Company have approved and declared advisable the Merger upon the terms and subject to the conditions of the Merger Agreement as amended hereby and in accordance with the DGCL;

         WHEREAS, the parties to the Merger Agreement have agreed that under
Section 280G of the Code and published guidance issued thereunder, liability under Sections 280G and 4999 of the Code may be reduced or eliminated by accelerating payment of amounts otherwise due upon or after the Closing to a date during the calendar year before the calendar year in which the Closing occurs; and

         WHEREAS, the respective Boards of Directors of PSC, PSC Sub and the Company have determined that the Merger as so amended (as amended, the "Merger") is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Fourth Amendment and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE 1

                         REPRESENTATIONS AND WARRANTIES


         Section 1.1 The Company represents and warrants to PSC and PSC Sub as follows:

         (a) the Company has all necessary corporate power and authority to execute and deliver this Fourth Amendment, to perform its obligations hereunder and to consummate the transactions contemplated by the Merger Agreement as amended by this Fourth Amendment;

         (b) the execution and delivery of this Fourth Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Fourth

Amendment or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Stockholder Approval; and

         (c) this Fourth Amendment has been duly authorized and validly executed and delivered by the Company and, assuming this Fourth Amendment and the Merger Agreement are valid and binding obligations of PSC and PSC Sub, the Merger Agreement as amended by this Fourth Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         Section 1.2 (a) PSC and PSC Sub jointly and severally represent and warrant to the Company as follows:

         (i) each of PSC and PSC Sub has all necessary corporate power and authority to execute and deliver this Fourth Amendment, to perform its obligations hereunder and to consummate the transactions contemplated by the Merger Agreement as amended by this Fourth Amendment;

         (ii) the execution and delivery of this Fourth Amendment by PSC and PSC Sub and the consummation by PSC and PSC Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PSC and PSC Sub and no stockholder votes are necessary to authorize this Fourth Amendment or to consummate the transactions contemplated hereby; and

         (b) this Fourth Amendment has been duly authorized and validly executed and delivered by the PSC and PSC Sub and, assuming this Fourth Amendment and the Merger

Agreement are valid and binding obligations of the Company, the Merger Agreement as amended by this Fourth Amendment constitutes a legal, valid and binding obligation of PSC and PSC Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.


                                    ARTICLE 2

                         AMENDMENTS TO MERGER AGREEMENT


         Section 2.1 Section 6.8.5 of the Merger Agreement is replaced in its entirety with the following:


                  At least fifteen (15) days prior to the Company Stockholders' Meeting, Parent shall expressly identify to the Company in writing any employee of the Company or any Company Subsidiary at the level of pay band "B" or above as to whom Parent currently intends as of the Closing or within twelve (12) months following the Effective Time to either (i) not retain by reason of the consummation of the Merger or (ii)(a) materially reduce or diminish the duties, responsibilities or authority of such employee subsequent to the Merger, (b) reduce the employee's compensation or benefits, or (c) require as a condition to continued employment with the Surviving Corporation that the employee's employment be based at a location other than its location at the Effective Time. At least five (5) days prior to the Company Stockholders' Meeting, the Company shall use its commercially reasonable efforts to cause any employee who is party to any change in control, severance, retention and/or employment agreements with the Company and who is legally entitled (as determined in the reasonable judgment of the board of directors of the Company after receiving written advice of its outside legal counsel and consultation with the Purchaser) pursuant to the terms of such individual agreement to terminate his or her employment for "Good Reason" (as defined in an applicable individual agreement) immediately following the consummation of the Merger, pursuant to a right to so terminate expressly set forth in such agreement, to notify the Company of the employee's intention to so terminate his or her employment in writing. Any employee who is: (A) identified in (i) above as being not intended by Parent to be retained as of the Closing, or (B) who notifies the Company as set forth above that the employee intends to terminate his or her employment for "Good Reason" immediately following the consummation of this Merger (and who has, by reason of the consummation of the Merger and/or the restructuring transactions undertaken concurrent with the closing thereof, the valid right to do so as consequence of the consummation of the Merger and/or such restructuring transactions, as determined in the reasonable judgment of the board of directors of the Company after receiving written advice of its outside legal counsel and consultation with the Purchaser), shall receive, at the Effective Time, all payments to which such employee is entitled pursuant to the terms of any written change of control, severance, retention and/or employment agreements or arrangements with the Company or any Company Subsidiary and which are set forth in Section 6.8.5 of the Company Disclosure Schedule. Notwithstanding the foregoing, from and after the Effective Time, Parent shall cause Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all change in control, severance, retention and employment agreements or arrangements (including an employee's right to terminate employment for "Good Reason"), in each case with the current and former employees of the Company and the Company Subsidiaries as set forth in Section 6.8.5 of the Company Disclosure Schedule. On or before December 31, 2005, the Company shall pay each Disqualified Individual in cash or stock, as may be applicable under the Company's existing benefit plans and agreements (or shall be deemed to have paid by reason of the removal of vesting requirements or other restrictions) ("Accelerated Compensation"), an amount of Accelerated Compensation equal to the Minimum Required Amount. Each Disqualified Individual's Accelerated Compensation may include, without limitation, (i) 2003 Cash Bonus Awards under the 2003 Long-Term Program and vesting of restricted stock awarded under such program; (ii) 1997 LTIP Performance Awards payable in cash and in stock in or on account of 2004 and 2005; (iii) the vesting of restricted stock awarded under the 1997 Long-Term Incentive Plan in or on account of 2004 and 2005; (iv) benefits under the Enhanced Supplemental Executive Retirement Plan; (v) benefits under the Supplemental Executive Retirement Plan; (vi) benefits under the Executive Deferred Compensation Plan (including the Retirement Enhancement Program); and
         (vii) advance benefits under change in control, severance or employment agreements notwithstanding that a severance event has not occurred. Upon request, PSC and PSC Sub shall be entitled to review all calculations and copies of all work papers related thereto regarding Accelerated Compensation and shall be provided with reasonably satisfactory evidence that the Minimum Required Amount was paid.

                  In consideration of the foregoing, PSC and PSC Sub have provided the Company with a letter of credit in the form attached as Annex A hereto (the "Additional LC") entitling the Company to make draws thereunder as specified therein only in the event that the Company has paid the Minimum Required Amount and

                  (a) the Company terminates this Agreement pursuant to Section 8.1(b)(ii), and on the date of such termination the conditions set forth in Sections 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of such termination; or

                  (b) the Company terminates this Agreement pursuant to Section 8.1(c)(i), and on the date of such termination the conditions set forth in Sections, 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination.

                  In the event the Additional LC or any substitute therefor is scheduled to terminate within ten (10) Business Days and Parent has not provided the Company with a substitute Additional LC with a term of at least 90 additional days, the Company shall have the right to draw the full amount of the Additional LC and hold such funds in escrow until such time as a substitute Additional LC is delivered or the Merger Agreement has been terminated under circumstances in which the Company is not entitled to draw upon the Additional LC, at which time such funds shall be returned to Parent, and if the Merger Agreement is terminated under circumstances in which the Company is entitled to draw upon the Additional LC, the Company shall be entitled to retain such funds in lieu of drawing upon the Additional LC.

         As used in this Section 6.8.5 and in Section 8.1(d)(i):

                  "Compensation Plan" means any agreement between such Disqualified Individual and the Company or under any plan or policy of the Company pursuant to which compensation for services rendered, including deferred compensation, insurance, relocation benefits and severance, is payable.

                  "Disqualified Individual" has the meaning set forth in Section 280G(c) of the Code and United States Department of the Treasury Regulations ("Treasury Reg.") promulgated under Section 280G of the Code.

                  "Minimum Required Amount" means such amount, but not in excess of the total compensation payable to any Disqualified Individual under the Compensation Plans, so that the Three-Times-Base-Amount Test under Treasury Reg. Section 1.280G-1, Q&A 30, calculated with respect to each Disqualified Individual following such payment is greater than the amount of such person's aggregate Potential Parachute Payment. For this purpose, Minimum Required Amount shall be calculated based on the assumption that, for purposes of calculating liability under Section 280G of the Code, a Disqualified Individual's "base amount" (within the meaning of Section 280G of the Code) includes the Accelerated Compensation (including, but not limited to, the accelerated severance payments).

                  "Potential Parachute Payment" means the aggregate amount of compensation payable or deemed payable to each Disqualified Individual, under any Compensation Plans in cash, stock or other form, including without limitation any amounts payable upon the termination of the Disqualified Individual's employment or any amount deemed paid for federal income tax purposes as a result of the removal of any vesting requirements or other transfer restrictions imposed on shares of Company stock already issued to such person, which could be treated as a parachute payment within the meaning of Treasury Reg. Section 1.280G-1, Q&A-2.

         Section 2.2 Section 6.8 of the Merger Agreement is amended by adding the following at the end thereof:

                  Section 6.8.6 Delegation. Without by implication limiting the other provisions of this Agreement, where a provision of Section 6.8 of this Agreement requires the Parent, the Surviving Corporation or a Subsidiary to take an action or provide a benefit (including ones required to be provided under Surviving Corporation Benefit Plans), to the extent that a third party (or its benefit plan) takes such action or provides such benefit, the obligations under Section 6.8 shall be deemed fulfilled.

         Section 2.3 The reference in Section 8.1(b)(ii) of the Merger Agreement to "March 1, 2006" shall be changed to "March 31, 2006".

         Section 2.4 Section 8.1(d)(i) of the Merger Agreement is amended in its entirety to read as follows:

         (x) if the Company shall have breached any of the covenants or agreements contained in the provisions in Section 6.8.5 starting with "On or before December 31, 2005" until the end of Section 6.8.5 and such breach results, or would be reasonably likely to result, in liability (including without limitation any liability resulting from any gross-up payments due to any Disqualified Individuals and/or any compensation to Disqualified Individuals that is non-deductible as a result of Section 280G of the Code) to PSC, PSC Sub and/or the Surviving Corporation in excess of $5,000,000, (y) if the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than those in Section 6.8.5 starting with "On or before December 31, 2005" until the end of Section 6.8.5) such that the closing condition set forth in
         Section 7.2.2 would not be satisfied or (z) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of either (y) or (z), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent or Merger Sub;

         Section 2.5 Section 8.2 of the Merger Agreement is amended by (i) deleting the reference to "as contemplated by Section 9.11 hereof" therein and
(ii) replacing the phrase "the Business Interruption Fee shall be the exclusive remedy of the Company under circumstances where the Business Interruption Fee is payable by Parent" with the phrase

"the Business Interruption and the Company's drawing on the Additional LC shall be the exclusive remedy of the Company under circumstances where the Business Interruption Fee is payable by Parent and/or the Additional LC may be drawn upon by the Company".

         Section 2.6 The references in the first and fifth sentences of Section
8.4.1 of the Merger Agreement to "$30,000,000" shall be changed to "$20,000,000".

         Section 2.7 The first sentence of Section 9.6 of the Merger Agreement is amended in its entirety to read as follows:

         This Agreement, as amended by that certain First Amendment dated as of August 23, 2005 by and among Parent, Merger Sub, the Company and, solely for purposes of Article 3 thereof, SBEV (the "First Amendment"), that certain Second Amendment dated as of September 22, 2005 by and among Parent, Merger Sub, the Company and, solely for purposes of
         Article 3 thereof, SBEV (the "Second Amendment"), that certain Third Amendment dated as of November 20, 2005 by and among Parent, Merger Sub, the Company, North American Senior Care, Inc., a Delaware corporation, NASC Acquisition Corp., a Delaware corporation, and solely for purposes of Articles 1, 4 and 5 thereof, SBEV Property Holdings LLC, and GPH (the "Third Amendment"), and that certain Fourth Amendment dated as of December 16, 2005 by and among Parent, Merger Sub, the Company, and, solely for purposes of Article 4 thereof, GPH (the "Fourth Amendment" and together with the First Amendment, the Second Amendment, and the Third Amendment, the "Amendments") (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Sections 3.5, 6.8, 6.9 and 6.13) intended to confer upon any other Person any rights or remedies hereunder.

         Section 2.8 The reference in Section 9.6 of the Merger Agreement to "6.8," is deleted, and there is inserted in lieu thereof the following references "6.8.1, 6.8.2, 6.8.3, 6.8.4".

                                    ARTICLE 3

                                OTHER AGREEMENTS


         Each of PSC , PSC Sub and GPH and their affiliates and successors, and each of their officers, directors, employees, managers, shareholders, members, representatives and agents (collectively, the "PSC Releasing Parties") hereby releases and discharges the Company and its affiliates and successors, and each of its officers, directors, employees, managers, shareholders, members, representatives and agents (collectively, the "Seller Releasing Parties") from any and all claims, demands, proceedings, causes of action and liabilities whatsoever, whether known or unknown, which any of the PSC Releasing Parties has or may have against the Seller Releasing Parties arising out of matters occurring prior to the date hereof and relating to the Company's compliance with the last two sentences of Section 6.8.5 of the Merger Agreement as in effect prior to this Fourth Amendment or the accuracy or completeness of the information provided by the Seller Releasing Parties with respect to the compensatory payments used to calculate potential liabilities under Section 280G of the Code (other than any such information included in the Merger Agreement or the Disclosure Schedule).


                                    ARTICLE 4

                               GENERAL PROVISIONS


         Section 4.1 Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.

         Section 4.2 The provisions of Article 9 of the Merger Agreement shall apply to this Fourth Amendment as if set forth herein in their entirety.

         IN WITNESS WHEREOF, the undersigned have caused this Fourth Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEARL SENIOR CARE, INC.

By:      /s/ Ronald E. Silva
         -----------------------------------
         Name:  Ronald E. Silva
         Title: Authorized Signatory


PSC SUB, INC.

By:      /s/ Ronald E. Silva
         --------------------------------------------
         Name:  Ronald E. Silva
         Title: Authorized Signatory


GEARY PROPERTY HOLDINGS LLC

By:      /s/ Milton B. Patipa
         --------------------------------------------
         Name:  Milton B. Patipa
         Title: Authorized Signatory

BEVERLY ENTERPRISES, INC.

By:      /s/ William R. Floyd
         --------------------------------------------
         Name:  William R. Floyd
         Title: Chairman, President and Chief Executive Officer